Filed Pursuant to Rule 424(b)(3)
Registration Statement No: 333-110214, 333-110214-01

PROSPECTUS SUPPLEMENT DATED FEBRUARY 18, 2004

(to Prospectus Dated February 12, 2004)

WESTCOAST HOSPITALITY CAPITAL TRUST

WESTCOAST HOSPITALITY CORPORATION

$40,000,000 Trust Preferred Securities

(aggregate liquidation amount)

9.5% Trust Preferred Securities

(Liquidation Amount of $25 per Trust Preferred Security)

        This prospectus supplement, together with the prospectus listed above, is to be used in connection with the offer and sale of the above securities.

      On February 14, 2004, Arthur M. Coffey, our President and Chief Executive Officer and a member of our board of directors, was injured in a snowmobile accident. He was taken to a hospital and diagnosed with a fractured rib and clavicle and a concussion. He was admitted to the hospital for treatment, observation and testing, where he remains as of the date of this prospectus supplement. While the length of his convalescence is not certain, based on the reports we have received from Mr. Coffey’s physician, we are optimistic that he will recover and be able to resume his duties with our company.

      During Mr. Coffey’s absence, Donald K. Barbieri, who is our Chairman of the Board and served as our President and Chief Executive Officer from 1978 until April 2003, will be actively involved in advising and overseeing our senior executives. Our company’s day-to-day operations will continue under the supervision of our senior management group consisting of John M. Taffin (Executive Vice President, Hotel Operations), Peter P. Hausback (Vice President, Chief Financial Officer), Thomas L. McKeirnan (Vice President, General Counsel) and David M. Bell (Senior Vice President, Development).

      We and the underwriters have scheduled the closing date and delivery of the trust preferred securities in book entry form through The Depository Trust Company on February 24, 2004. As a result, all references in the prospectus to “February 19” should be replaced with “February 24.”